Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“the Agreement”) is made and entered into as of November 28, 2007 (the “Effective Date”) by and between The Rome Savings Bank, federally-chartered savings bank having an office at 100 West Dominick Street, Rome, New York 13440-5810 (the “Bank”) and Charles M. Sprock, an individual residing at 1843 North James Street, Rome, New York 13440 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Bank, a subsidiary of Rome Bancorp, Inc. (the “Company”);

WHEREAS, the Bank desires to assure for itself the continued availability of the Executive’s services as provided in this Agreement and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and

WHEREAS, the Executive is willing to continue to serve the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

Section 1. Employment.

The Bank agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for an initial term of three (3) years beginning on the Effective Date and ending on the third anniversary date of this Agreement, plus such extensions, if any, as are provided pursuant to section 2(b).

(b) The Board of Directors of the Bank (the “Board”) shall conduct an annual review of the Executive’s performance on or about each anniversary of the Effective Date (each, an “Anniversary Date”) and may, on the basis of such review and by written notice to the Executive, offer to extend the Employment Period for an additional one (1)-year period. In such event, the Employment Period shall be deemed extended in the absence of objection from the Executive by written notice to the Bank given within ten (10) business days after his receipt of the Bank’s offer of extension. Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the day of the third (3rd) anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to this Section 2(b).

(c) Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

Section 3. Duties.

The Executive shall serve as President and Chief Executive Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Bank shall continue to pay to him a salary at an annual rate of $250,000, payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. Prior to each Anniversary Date, the Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices.

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for a period of six (6) years thereafter, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Bank shall indemnify the Executive against and hold him harmless from any costs, damages, losses and exposures arising out of a bona fide action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.

(c) The Executive, the Company and the Bank agree that the termination benefits described in this Section 6 are intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10) as certain indemnification and liability insurance plans.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated Executives. The Executive may also serve as an officer or director of the Company on such terms and conditions as the Company and the Bank may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his duties hereunder or otherwise result in a material breach of this Agreement. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written, or at such other location within fifty (50) miles of the address at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and the executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

Section 9. Termination of Employment with Severance Benefits.

(a) The Executive shall be entitled to the severance benefits described in section 9(b) in the event that:

(i) his employment with the Bank terminates during the Employment Period as a result of the Executive’s voluntary resignation within ninety (90) days following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the position with the Bank stated in section 3 of this Agreement;

(B) if the Executive is a member of the Board, the failure of the shareholders of the Bank to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

(C) the expiration of a thirty (30)-day period following the date on which the Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank’s Restated Organization Certificate, the Bank’s By-Laws, action of the Board or the Bank’s shareholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such thirty (30)-day period, the Bank cures such failure; or

(D) the expiration of a thirty (30)-day period following the date on which the Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30)-day period, the Bank cures such failure; or

(E) a change in the Executive’s principal place of employment for a distance in excess of fifty (50) miles from the Bank’s principal office in Rome, New York; or

(ii) the Executive’s employment with the Bank is terminated by the Bank for any reason other than for “cause” as provided in section 11(a).

(b) Upon the occurrence of any of the events described in section 9(a) of this Agreement, the Bank shall pay and provide to the Executive (or, in the event of his death thereafter and prior to payment, to his estate):

(i) his earned but unpaid salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this section 9(b)) as of the date of the termination of his employment with the Company and the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii);

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s and the Bank’s officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance coverage in addition to that provided pursuant to section 9(b)(ii), for the Remaining Unexpired Employment Period, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period, but taking into account any coverage provided from any subsequent employer. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 9(b)(iii) would trigger the 20% tax and interest penalties under Section 409A, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Bank shall pay to the Executive, in a lump sum within thirty (30) days following termination of employment or within thirty (30) days after such determination should it occur after termination of employment, a cash amount equal to the economic equivalent (as defined as the present value of the full monthly premium cost over the remaining unexpired term using the 120% discount rate of the short-term applicable federal rate as put forth in the IRS Regulations) of such Excluded Benefits;

(iv) within thirty (30) days following the Executive’s termination of employment with the Company or the Bank, a lump sum payment, in an amount equal to the present value of the salary (excluding any additional payments made to the Executive in lieu of the use of an automobile) that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986, as amended (“Code”), compounded using the compounding periods corresponding to the Company’s regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

(v) within thirty (30) days following the Executive’s termination of employment with the Company or the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by the Company or the Bank in which Executive participates, as if he were 100% vested thereunder and had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code;

(vi) the payments that would have been made to the Executive under any cash or stock bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

(A) the maximum percentage rate at which an award was ever available to the Executive under such incentive compensation plan; multiplied by

(B) the salary that would have been paid to the Executive during each such calendar year at the highest annual rate of salary achieved during the Employment Period;

such payments to be made (without discounting for early payment) within thirty (30) days following the Executive’s termination of employment;

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv), (v) and (vi) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.

(c) The Executive, the Company and the Bank acknowledge that each of the payments and benefits promised to you under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive, the Company and the Bank agree that the termination benefits described in Section 9(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

Section 10. Death and Disability Benefits.

(a) In the event the Executive’s employment with the Bank terminates during the Employment Period because of the Executive’s death, then the Bank shall pay to the Executive’s designated beneficiary for the one (1) year period following Executive’s death, periodic payments equal in the aggregate to the Executive’s annual base salary as in effect on the date of his death. For the one (1) year period following Executive’s death, Executive’s dependents, as defined under the group health (including hospitalization, medical and major medical) and dental plans sponsored by the Company or the Bank from time to time, shall be provided continued coverage under such plans, provided that they continue to remit to the Company or Bank, as the case may be, any premium payments Executive was required to pay for such coverage prior to his death. The continued coverage provided under this section 10 shall be in addition to, and shall not count as, coverage required to be provided under any applicable law. For the purposes of this Agreement, Executives designated beneficiary shall be the person designated as such by Executive in a writing submitted to the Bank. If no written designation is made, Executive’s designated beneficiary shall be his spouse or in the event he has no spouse, his estate.

(b) In the event that Executive’s employment with the Bank is terminated because of his inability to perform his duties under this Agreement by reason of illness or other physical or mental disability determined in the discretion of the Board to be permanent, based on medical evidence the Board finds acceptable, the Bank shall continue to pay Executive his base salary in effect as of the date he is determined to be permanently disabled, for the Remaining Unexpired Employment Period, but reduced by any payments Executive receives during such period under or pursuant to any short or long term disability plan or policy sponsored by the Company or the Bank.

Section 11. Termination without Additional Company Liability.

In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge of the Executive due to the Executive’s (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iii) breach of fiduciary duties involving personal profit, (iv) intentional failure to perform stated duties, (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or (vi) material breach of any provision of this Agreement; or

(b) the Executive’s voluntary resignation from employment with the Bank (including retirement) for reasons other than those specified in section 9(a)(i) or Section 12;

then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the date of the termination of his employment and the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.

Section 12. Termination Upon or Following a Change of Control.

(a) A Change of Control of the Company (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company, respectively, with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended “Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of the Company after the date of this Agreement either:

(I) upon election to serve as a member of the Board of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Company; or

(v) any event which would be described in section 12(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of: (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them; or (ii) the conversion of Rome, MHC to a stock form company and the issuance of additional shares of the Company in connection therewith. For purposes of this section 12(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) In the event of a Change of Control, Executive shall be entitled to the payments and benefits described in Section 9(b) in the event of his termination of employment with the Bank within one (1) year of the Change of Control under any of the following circumstances:

(i) resignation, voluntary or otherwise, by Executive at any time during the Employment Period following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

(ii) resignation, voluntary or otherwise, by Executive at any time during the Employment Period following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which Executive, in his reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii) resignation, voluntary or otherwise, by Executive at any time during the Employment Period following the failure of any successor to the Bank in the Change of Control to include Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless Executive is already covered by a substantially similar plan of the Bank which is at least as favorable to him; or

(iv) termination by the Company for any reason other than “cause” as defined under section 11.

(c) In the event Executive’s employment with the Bank terminates after a Change of Control under any of the circumstances described in section 12(b), Executive shall be entitled to the payments and benefits described in section 9(b).

Section 13. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Bank (or, if less, for the Remaining Unexpired Employment Period), he shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Oneida county or any other county in which the Company or the Bank maintains an office; provided, however, that this section 13 shall not apply if the Executive’s employment is terminated for the reasons set forth in section 9(a).

Section 14. Confidentiality.

Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 14 shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 15. Solicitation.

The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan company, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company, the Bank or any of their respective subsidiaries to terminate an existing business or commercial relationship with any of them.

Section 16. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 17. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank, and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 18. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

If to the Executive:

Charles M. Sprock

1843 North James Street

Rome, New York 13440

If to the Bank:

Rome Bancorp, Inc.

100 West Dominick Street

Rome, New York 13440-5810

Attention: Chairman of the Board of Directors

with a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, N.W., Suite 800

Washington, D.C. 20006

Attention: V. Gerard Comizio, Esq.

Section 19. Indemnification for Attorneys’ Fees.

The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 19 shall be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Bank. For purposes of this Agreement, any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 20. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 21. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one (1) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 22. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one (1) and the same Agreement.

Section 23. Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 24. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 25. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

Section 26. Non-duplication.

In the event that the Executive shall perform services for the Company or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Bank hereunder.

Section 27. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof exceed the three times the Executive’s average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).

(b) Notwithstanding anything herein contained to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments and 12 U.S.C. §1828(k).

(c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Bank and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS or his designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

(g) Notwithstanding anything herein contained to the contrary, the Board may terminate the Executive’s employment at any time, but any termination by the Board other than a termination for “cause” (as such term is defined in section 11(a) hereof), shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after a termination for “cause” (as such term is defined in section 11(a) hereof).

(h) Notwithstanding anything herein contained to the contrary, any indemnification to the Executive made under this Agreement shall comply with the provisions of 12 C. F. R. §545.121.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 28. Payments to Key Employees.

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in Section 12(a), the payment shall be paid into a rabbi trust for the benefit of the Executive as if the six (6)-month delay was not imposed with such amounts then being distributed to the Executive as soon as permissible under Section 409A.

Section 29. Involuntary Termination Payments to Employees (Safe Harbor).

In the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in Section 28 of this Agreement. The Executive, the Company and the Bank agree that the termination benefits described in this Section 29 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

/s/ Charles M. Sprock
Charles M. Sprock

ATTEST:		THE ROME SAVINGS BANK

By	/s/ Crystal M. Seymore	By	/s/ David C. Nolan
	Secretary		David C. Nolan
Executive VP & CFO

[Seal]